UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2005

CLINICAL DATA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12716	04-2573920
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Gateway Center, Suite 411, Newton, Massachusetts	02458
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 527-9933

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On September 19, 2005, Clinical Data, Inc. (the “Company”), Irides Acquisition Corporation (“Irides”), a wholly-owned subsidiary of the Company, and Icoria, Inc. (“Icoria”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) whereby the Company will acquire Icoria in a stock-for-stock reverse triangular merger (the “Merger”) valued at approximately $12.5 million based upon the closing price of the Company’s common stock on Friday, September 16, 2005. In the merger, Irides will merge with and into Icoria, which will result in Icoria becoming a wholly owned subsidiary of the Company. Based on the current share price of the Company and including the impact of the proposed acquisition of Genaissance Pharmaceuticals, Inc., former stockholders of Icoria will hold approximately 7.6% of the combined company upon the close of the Merger.

The Merger Agreement provides that the common stockholders of Icoria will receive 0.01391 (the “Exchange Ratio”) of a newly issued, publicly registered share of common stock of the Company in exchange for each of their Icoria common shares. Under the Merger Agreement, the Exchange Ratio is subject to adjustment should the price of Clinical Data common stock change before the Merger closes, but in no case will the aggregate purchase price in the Merger be below $10 million or exceed $12.5 million. The Company will also assume all existing Icoria stock option plans, including all currently outstanding stock options to acquire Icoria common stock, as well as all outstanding warrants for Icoria common stock and the Company’s outstanding convertible note and debt.

Certain stockholders of Icoria will be entitled to statutory appraisal rights under the Delaware General Corporation Law. The Merger Agreement provides that if holders of more than 5% of the outstanding capital stock of Icoria exercise and perfect such appraisal rights, the Company may terminate the Merger Agreement (the “Appraisal Rights Condition”).

During the period of time between the signing of the Merger Agreement and the effectiveness of the Merger, Icoria has obligated itself generally to conduct its business only in the ordinary course and in substantially the same manner as previously conducted. As more fully described in the Merger Agreement, Icoria has also agreed not to take certain actions with respect to its capital stock, certain expenditures, incurrence of debt, sale, lease, exchange or license of certain assets, as well as other matters. Icoria is also prohibited, subject to certain exceptions, from soliciting and negotiating additional offers from third parties to purchase or merge with Icoria.

In the Merger Agreement, the Company and Icoria as the surviving company have each agreed to indemnify the former directors and officers of Icoria for all liabilities and costs arising out of any claims or suits pertaining to the fact that such person is or was an officer or director of Icoria, including those claims based on matters existing at or prior to the effective time of the Merger. The Company is obligated to advance expenses related to defending such claims

Pursuant to the Merger Agreement, Icoria has agreed to pay the Company a (i) termination fee equal to approximately $625,000 under certain circumstances, including upon a termination of the Merger Agreement in favor of a Superior Proposal (as defined in the Merger Agreement) and (ii) expense reimbursement equal to $312,500 under certain other circumstances, including upon a termination of the Merger Agreement as a result of the Appraisal Rights Condition. In addition, the Company has agreed to pay Icoria a termination fee equal to approximately $625,000 under certain circumstances and expense reimbursement equal to $312,500 under certain other circumstances.

The Company plans to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 and Icoria plans to file with the SEC a Proxy Statement/Prospectus in connection with the Merger. Icoria will hold a special meeting of its stockholders for purposes of approving the transactions contemplated by the Merger Agreement. In addition to approval of Icoria’s stockholders, consummation of the Merger is subject to a number of certain customary conditions including the receipt of all necessary third party consents.

The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. The Merger Agreement has been included to provide information regarding its terms. It is not intended to provide any other factual information about the Company. Such information can be found elsewhere in this Form 8-K and in the other public filings the Company makes with the SEC, which are available without charge at www.sec.gov.

Stockholder Agreement

Concurrently with the execution of the Merger Agreement, on September 19, 2005, certain stockholders of Icoria (the “Icoria Stockholders”) entered into a Stockholder Agreement with Icoria and the Company (the “Stockholder Agreement”). Pursuant to the Stockholder Agreement, the Icoria Stockholders have, among other things, agreed to vote their shares of Icoria’s common stock (a) in favor of approving the Merger, the Merger Agreement and each of the other transactions and other matters specifically contemplated by the Merger Agreement and (b) against any action or agreement submitted to Icoria that would result in a breach of Icoria’s representations, warranties, covenants or other obligations under the Merger Agreement; provided, however, that nothing in the Stockholder Agreement shall prevent the Icoria Stockholders from taking any action or omitting to take any action solely as a member of the Board of Directors of Icoria (or any committee thereof) or, at the direction of the Board of Directors of Icoria (or any committee thereof), as an officer or employee of Icoria. In connection with the Stockholder Agreement, the Icoria Stockholders have also granted an irrevocable proxy to the Company to vote their shares of Icoria’s common stock in the manner described above.

The foregoing descriptions of the Stockholder Agreement is not complete and is qualified in its entirety by reference to the Stockholder Agreement, which is filed as Exhibit 99.1 hereto and is incorporated herein by reference. The Stockholder Agreement has been included to provide information regarding its terms. It is not intended to provide any other factual information about the Company. Such information can be found elsewhere in this Form 8-K and in the other public filings the Company makes with the SEC, which are available without charge at www.sec.gov.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

2.1	Agreement and Plan of Merger, dated September 19, 2005, among Clinical Data, Inc., Irides Acquisition Corporation and Icoria, Inc.

99.1	Stockholder Agreement, dated as of September 19, 2005, among Clinical Data, Inc., Icoria, Inc. and the stockholders of Icoria listed on Schedule A thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clinical Data, Inc.

By:	/s/ Caesar J. Belbel

Caesar J. Belbel
Senior Vice President and General Counsel

DATE: September 21, 2005

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated September 19, 2005, among Clinical Data, Inc., Irides Acquisition Corporation and Icoria, Inc.
99.1	Stockholder Agreement, dated as of September 19, 2005, among Clinical Data, Inc., Icoria, Inc. and the stockholders of Icoria listed on Schedule A thereto.